Exhibit 99.1

Dear Stockholders,

2011 was an exceptional year for Groupon. I will start by listing a few of our achievements:

•                 By year-end, we sold more than 170 million Groupons to more than 33 million active customers on behalf of more than 250,000 merchants in 48 countries around the world.

•                 We drove well over $2 billion to the small businesses of Main Street, helping them to overcome challenging global economic conditions.

•                 We launched 11 new products and services, including Groupon Goods, Getaways, Rewards, Now!, and Scheduler.

•                 We completed 11 acquisitions, which both expanded our geographic footprint and accelerated our product roadmap. Additionally, these acquisitions brought dozens of talented entrepreneurs to our team.

Along the way, we delivered strong growth and improved our operating leverage. Revenues grew 415% year-over-year to $1.6 billion, and we improved our operating margin from negative 134% to negative 14% for the full year. We improved our GAAP EPS during the year from a loss of $0.48 per share in the first quarter of 2011 to a loss of $0.12 per share in the fourth quarter of 2011. And so, though the six months since our IPO have been rocky to say the least, the fundamentals of our business have continued to improve.

As much as this letter is intended to catalog our achievements in 2011, I would also like to use it as an opportunity to share our vision for Groupon and the tangible progress we are making. We are more excited than ever for our future.

Our Mission: To Become the Operating System for Local Commerce

Entertainment, media, politics, and the way we buy products, connect with each other, and consume information—nearly every aspect of life has been fundamentally changed by the Internet. But there’s a huge exception—the way we shop locally.

Groupon’s chief accomplishment to date has been discovering a business model that brings the power of the Internet to local commerce. During the past three-and-a-half years, that business model has allowed us to connect with millions of consumers and hundreds of thousands of merchants and build a brand that they deeply trust.

Upon the shoulders of this business model, Groupon is setting out to reinvent the multi-trillion-dollar local commerce ecosystem. We are building an integrated suite of tools and services that we believe will profoundly change the way we shop locally. Today, Groupon is a marketing tool that connects consumers and merchants. Tomorrow, we aim to move upstream and serve as the entry point for local transactions.

Why Groupon? Aren’t we a daily deals company? A glorified mailing list? What our competitors have learned is that success in local commerce requires an unusual combination of skills—a proficiency in both technology and people-driven operations. With a world-class engineering team—built quietly over the last several years in Chicago, Silicon Valley, and Berlin—and with thousands of salespeople who have cultivated relationships with hundreds of thousands of small-business owners, we believe that we are uniquely in possession of both sides of the equation. That makeup is why we remain the clear leader in local commerce, despite the efforts of hundreds of competitors—from start-ups to the world’s largest technology companies—who have validated the consumer and merchant value created by our business model through their attempts to replicate it.

Many of the seeds we’ve planted in pursuit of our mission are beginning to bear fruit:

•                  Site and Email Personalization

In the past year, we doubled the efficacy of SmartDeals, our deal personalization algorithm. For example, in markets with high deal density such as Chicago, emails sent using SmartDeals have a 50% higher purchase rate. It has taken time to get deal relevance right, but progress has begun to accelerate, and we believe that we’re still in the early stages. We’re excited to finally have begun rolling out SmartDeals outside of the U.S., and we are targeting a broad international rollout by the end of 2012.

•                  Mobile Adoption

The rapid adoption of Groupon on mobile devices demonstrates the importance of smart phones to local e-commerce. Our average North American mobile customer, for example, spends well over 50% more than customers who have never purchased on a mobile device. In April 2012, nearly 30% of our North American transactions were completed on mobile devices, compared to 25% just four months ago. This growth has created momentum for Groupon Now!, our real-time deals service offering deals for whenever you’re hungry or bored, which recently surpassed 1.5 million purchases. Our Now! customers buy approximately twice as many Groupons as customers who only buy daily deals.

•                  Groupon Rewards: Making Groupon Customers a Merchant’s Best Customers

Groupon Rewards allows customers to effortlessly earn rewards at their favorite merchants, simply by paying with a normal credit card. Thousands of merchants are already participating in our pilot cities, and we expect many more to join. During the past two months, about 30% of eligible daily deal merchants in those cities have signed up for the program. As part of Rewards, we are also providing merchants with deep payment analytics to assess the profitability of their Groupon campaigns. Though the preliminary dataset is small, pilot results show that Groupon Rewards customers are more loyal than other customers.

•                  Groupon Scheduler: The Foundation for Automated Yield Management

Groupon Scheduler is a bookings management system that addresses a fundamental need of many of our merchant partners—but that’s only half the story. As we begin to feed merchant inventory to our demand-generation services such as Groupon Now!, we plan to offer a fully automated yield management system for every local business. Scheduler embodies our intent to provide every mom and pop store with powerful technology solutions that were once reserved for sophisticated corporations with multimillion-dollar budgets.

Though our transformation from daily deal provider to local commerce platform will not happen overnight, in the coming quarters, we will release the products that we believe complete the foundation for our ecosystem. We look forward to sharing them soon.

---

In my letter to potential stockholders that accompanied Groupon’s S-1, I warned investors of a bumpy road—an unfortunate side effect of our unprecedented growth. Groupon has scaled to more than 11,000 employees and 48 countries in only three-and-a-half years. Why move so fast? We believe that Groupon is standing before an enormous opportunity, one that hundreds of competitors large and small have seen. Although there are risks in moving too fast, companies often don’t survive long enough to apologize for moving too slow. Perhaps more importantly, by moving quickly, we reached a scale that has helped us solidify our market leadership, and accumulated data that is enabling our future and helping us continuously improve the experience of our customers.

Bumpiness aside, there are three things I come back to again and again that give me confidence in our ability to execute against our mission:

1. Consumers and merchants love Groupon.

Making merchants and consumers happy is core to the Groupon culture and at the center of everything we do. It’s not surprising, then, that we like to talk about how much consumers and merchants love Groupon, and why we go to great lengths to measure their satisfaction. You don’t have to take our word for it—we commissioned ForeSee, a leading third-party research firm and a standard in e-commerce for measuring customer satisfaction, to use their internal methodology to evaluate our relative positioning versus other top Internet retailers, and their results validate our internal research.

Looking at previous ForeSee online retail satisfaction reports, our U.S. consumer satisfaction score of 83 places Groupon among the highest—11 points higher than the e-commerce benchmark, 6 points above the ForeSee Internet Retailer 100 benchmark, and within approximately 2 points of the average #1 satisfaction score for online retailers during the past five years. We believe the #1 spot is within our reach.

What about merchants? The B2B satisfaction benchmark in the United States is a score of 64, and our merchant satisfaction score is a very strong 79. This is a significant number: not only is it 15 points higher than the B2B benchmark, it is a full 10 points higher than the Fortune 500 benchmark.

2. We have an enormous, untapped opportunity in our core business.

Through smarter deal targeting, there is significant growth waiting to be unlocked in our core daily deal business.  In the United States alone, we have more than 10 million geo-located subscribers engaging with Groupon every month who have yet to make a purchase. We are kicking off a campaign to activate these customers, primarily by featuring deals that are closer to them; as you might imagine, deal proximity is a major driver of purchase behavior.

3. We are most excited about our long-term potential.

We are focused on what is arguably the last great white space in the consumer landscape that has yet to be disrupted by the Internet. We are deploying significant capital and talent toward the opportunity to bridge the large but fragmented local commerce ecosystem. The opportunity before us is substantial: merchants need customers, and customers crave simple tools to discover and buy locally at a great price, tools we believe we are best positioned to provide.

Armed with our mission, strong execution, and courage, Groupon has the opportunity to become one of the world’s great companies. We believe it is our duty to you, our stockholders, to pursue our mission with unyielding perseverance. Thank you for joining us as we continue on this journey.

Sincerely,

Andrew D. Mason
Chief Executive Officer
Groupon, Inc.

*                              *                              *                              *                              *                              *                              *

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the factors included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, filed with the Securities and Exchange Commission, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.groupon.com or the SEC’s web site at www.sec.gov. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in our expectations.

Additional Information and Where To Find It

This document may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for Groupon’s 2012 annual meeting of stockholders (“2012 Annual Meeting”). Groupon has filed with the SEC and will make available to the stockholders of Groupon of record on April 30, 2012 a proxy statement containing important information about matters to be considered by the stockholders of Groupon at its 2012 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, GROUPON’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING.

Investors are able to obtain the proxy statement and other relevant materials free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Groupon, including the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2011, are available free of charge on the company’s Investor Relations web site at http://investor.groupon.com.